Exhibit 10.2

TAX SHARING AGREEMENT

between

FOREST OIL CORPORATION,

SML WELLHEAD CORPORATION

and

MARINER ENERGY, INC.

Dated as of September 9, 2005

TAX SHARING AGREEMENT

TAX SHARING AGREEMENT (the “Agreement”), dated as of September 9, 2005, by and between Forest Oil Corporation, a New York corporation (“Forest”), SML Wellhead Corporation, a Delaware corporation (“Spinco”) and Mariner Energy, Inc., a Delaware corporation (“Mariner”).

W I T N E S S E T H

WHEREAS, Spinco is currently a member of the Forest Consolidated Group (as defined herein);

WHEREAS, pursuant to the Distribution Agreement entered into between Forest and Spinco dated September 9, 2005 (the “Distribution Agreement”), (a) Forest shall transfer or cause to be transferred to Spinco all of the Spinco Assets (as defined in the Distribution Agreement), as a result of which Spinco shall directly own the Spinco Business (as defined in the Distribution Agreement) (the “Contribution”) and (b) Forest shall distribute all of the outstanding capital stock of Spinco to its stockholders (the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger entered into between Forest, Spinco, Mariner and MEI Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Mariner (“Merger Sub”) dated September 9, 2005 (the “Merger Agreement”), Merger Sub shall merge with and into Spinco (the “Merger”);

WHEREAS, the parties intend that for United States federal income Tax purposes the Contribution, the Distribution and the Merger shall qualify as tax-free transactions pursuant to Sections 355 and 368(a) of the Code (as defined herein);

WHEREAS, the parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1                                 For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Affiliated Group shall mean an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

Code shall mean the Internal Revenue Code of 1986, as amended.

Counsel means Weil, Gotshal & Manges LLP and Baker Botts L.L.P.

Distribution Date shall mean the date and time as of which the Distribution shall be effected.

Final Determination shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal Tax matters; and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.  For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

Forest Consolidated Group shall mean the Affiliated Group of which Forest is the common parent corporation.

Forest Group shall mean, individually and collectively, as the case may be, each member of the Forest Consolidated Group, other than Spinco.

Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

IRS shall mean the United States Internal Revenue Service.

Merger Opinions shall mean the opinions of Counsel with respect to certain Tax aspects of the Merger.

Person shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Distribution Taxable Period shall mean a taxable period or portion thereof that begins after the Distribution Date.

Pre-Distribution Taxable Period shall mean a taxable period or portion thereof that ends on or before the Distribution Date.

Spinco Group shall mean, individually and collectively, as the case may be, Spinco and its present and future direct and indirect Subsidiaries.

Spin-Off Opinion shall mean the opinion of Weil, Gotshal & Manges LLP with respect to certain Tax aspects of the Contribution and the Distribution.

Straddle Period shall mean a taxable period that includes, but does not end on, the Distribution Date.

Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and shall include any transferee liability in respect of Taxes.

Tax Authority shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax Benefit shall mean a reduction in the Tax Liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Detriment shall mean an increase in the Tax Liability (or reduction in refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

Tax Item shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

Tax Liabilities shall mean all liabilities for Taxes.

Tax Returns shall mean all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

Transaction Taxes shall mean (i) any Tax or Tax Detriment (without regard to the second sentence in the definition thereof and applying a 38% rate) resulting from any income or gain recognized by Forest, Spinco or their Affiliates as a result of the Contribution or the Distribution failing to qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code or corresponding provisions of other applicable Tax laws and (ii) any Tax resulting from any income or gain recognized by Forest or its Affiliates under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Contribution or the Distribution.

Treasury Regulations shall mean the regulations under the Code promulgated by the United States Department of the Treasury.

1.2                                 Other Definitional Provisions.  (a) Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

(b)                                 The words “hereof, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3                                 Termination of Taxable Years.  For federal income Tax purposes, the taxable year of Spinco shall end as of the close of the Distribution Date.  Forest, Spinco and their respective Affiliates shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable year of Spinco for all other Tax purposes as of the close of the Distribution Date.

ARTICLE II

ALLOCATION; PAYMENT AND INDEMNIFICATION

2.1                                 Responsibility for Taxes; Indemnification.  (a) Forest shall indemnify and hold harmless each of Spinco, Mariner and their respective Affiliates for all Tax Liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes (or the non-payment thereof) of Spinco or attributable to the Spinco Business for all Pre-Distribution Taxable Periods and for the Pre-Distribution Tax Period portion (determined pursuant to Section 2.2) of any Straddle Period Taxes; (ii) any Taxes of Forest or any member of the Forest Consolidated Group imposed upon Spinco by reason of Spinco being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (iii) all Transaction Taxes, except as otherwise specifically provided in Section 2.1(b)(iii); (iv) its portion of any Transfer Taxes determined pursuant to Section 2.4; (v) any Taxes of Spinco, Mariner or their Affiliates resulting from the breach of any obligation or covenant of Forest under this Agreement; and (vi) any Taxes of Forest or the Forest Group for any Post-Distribution Taxable Period.

(b)                                 Spinco and Mariner, jointly and severally, shall indemnify and hold harmless each of Forest and its Affiliates for all Tax Liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Taxes of Spinco or the Spinco Group for any Post-Distribution Taxable Period other than Taxes described in Section 2.1(a); (ii) any Taxes of Forest or its Affiliates resulting from the breach of any obligation or covenant of Spinco or Mariner under this Agreement; (iii) Transaction Taxes, but only to the extent such Transaction Taxes arise from (w) a breach by Spinco, Mariner or any of their respective Affiliates of the representations or covenants under Article III, (x) a Disqualifying Action of Spinco, Mariner or any of their respective Affiliates, (y) the inaccuracy of any factual statements or representations made by Mariner or Spinco in its representations letters to Counsel and (z) an action taken by Spinco, Mariner or any of their respective Affiliates which is not required or permitted by the Merger Agreement and which causes the Contribution, the Distribution or the Merger to be taxable; (iv) Mariner’s or Spinco’s portion of any Transfer Taxes determined pursuant to Section 2.4; and (v) any Taxes of Mariner and its Subsidiaries other than Taxes described in Section 2.1(a).

(c)                                  If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article II, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article II, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations.  Subject to the following two sentences, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article II.  If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within thirty (30) business days of receiving such calculations.

(d)                                 Any claim under this Article II with respect to a Tax Liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(e)                                  For all Tax purposes, the Forest Group and the Spinco Group agree to treat (i) any payment required by this Agreement as either a contribution by Forest to Spinco or a distribution by Spinco to Forest, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law or by a Final Determination.

(f)                                    The amount of any indemnification payment with respect to any Tax Liability shall be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made.  The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 2.1(c).  If, notwithstanding the treatment required by Section 2.1(e), any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party shall be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.1(f)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

2.2                                 Straddle Periods.  In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of Spinco for the Pre-Distribution Taxable Period shall be determined based on an interim closing of the books as of the close of business on the Distribution Date and the amount of other Taxes of Spinco for a Straddle Period which relate to the Pre-Distribution Taxable Period shall be deemed to be the amount of such Tax for the entire taxable period in which the Straddle Period occurs multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the total number of days in the Straddle Period.  If the Distribution Date is not the last day of a month, the closing of the books computation shall be performed as if the Distribution Date did occur on the last day of such month and the computation shall be adjusted on a pro rata basis to reflect the number of days of such month between the Distribution Date and the last day of the month.

2.3                                 Preparation of Tax Returns.  (a) Forest shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns of Spinco for any Pre-Distribution Taxable Period (other than a Straddle Period).

(b)                                 Spinco shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Spinco for any Straddle Period (each a “Straddle Period Return”) on a basis consistent with the past practice of Forest with respect to the Spinco Business, except that Spinco may complete such Straddle Period Return in a manner that is not consistent with past practice if such Straddle Period Return preparation is allowed by law and such Straddle Period Return preparation does not adversely affect the Tax Liability of Forest or any of its Affiliates.  If the Straddle Period Return reflects Taxes attributable to the Pre-Distribution Taxable Period, Spinco shall provide a copy of each such Straddle Period Return together with a computation of the pre-Distribution Taxes reflected in such Straddle Period Return (such computation, the “Statement”) to Forest for its review and comment not later than 30 days prior to the deadline for filing each such Straddle Period Return.  Forest shall provide comments, if any, to Spinco at least 15 days prior to the deadline for filing such Straddle Period Return (the “15-Day Review Period”).  Forest’s failure to notify Spinco of any disagreement prior to the end of the 15-Day Review Period shall indicate its concurrence with such Straddle Period Return and Statement.  If Forest disagrees with the allocation in such Straddle Period Return and Statement, Forest shall notify Spinco in writing of such disagreement prior to the close of the 15-Day Review Period, and Forest and Spinco shall consult and attempt to resolve in good faith the disagreement.

(c)                                  Unless otherwise required by a Tax Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(d)                                 The party responsible for filing a Tax Return under this Section 2.3 is also responsible for paying to the relevant Tax Authority the amount of Tax Liability reflected on such Tax Return, subject to any indemnification rights it may have against the other party.

2.4                                 Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”), (i) applicable to, or resulting from, the Contribution and the Distribution, to the extent of $200,000, shall be borne equally by Forest on the one hand and Mariner and Spinco, jointly and severally, on the other, and any such Transfer Taxes in excess of $200,000 shall be borne solely by Forest, and (ii) applicable to, or resulting from, the Merger, to the extent of $200,000, shall be borne equally by Forest on the one hand and Mariner and Spinco, jointly and severally, on the other, and any such Transfer Taxes in excess of $200,000 shall be borne solely by Mariner and Spinco, jointly and severally.  Notwithstanding anything in Section 2.3 to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file such Tax Returns, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 2.1(c).  Spinco, Mariner, Forest and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Tax Authorities.

2.5                                 Audits and Proceedings.

(a)                                  Notwithstanding any other provisions hereof, if after the Distribution Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax Liability for which it is indemnified, the Indemnified Party shall promptly deliver such Tax Notice to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to this Article II, except to the extent that the Indemnifying Party is more than insignificantly prejudiced by the Indemnified Party’s failure to deliver such Tax Notice.  The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice (except to the extent that such Tax Notice, Tax audit or other proceeding relates to a Straddle Period, in which case there shall be joint control of the Tax audit); provided that, in all events, Forest shall have the right to participate, at its own expense, in any Tax audit or proceeding relating to Transaction Taxes.  The Indemnifying Party shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence subject, in the case of a compromise or settlement that would have a Material Adverse Effect on the Indemnified Party, to the Indemnified Party’s consent, which consent shall not be unreasonably withheld.  If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith.  The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax Liability within 15 days after a Final Determination of such Tax Liability.

(b)                                 If any adjustments shall be made to any Tax Returns related to Spinco or the Forest Group for any Pre-Distribution Taxable Period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, Forest shall be liable for any additional Tax Liability and Forest shall be entitled to retain any Tax refund obtained.

2.6                                 Amended Returns; Carrybacks.

(a)                                  Except as required by law, without the prior written consent of Forest, neither Spinco nor any of its Affiliates shall file any amended Tax Return with respect to any Pre-Distribution Taxable Period of Spinco.  Except as required by law, without the prior written consent of Spinco or one of its Affiliates, Forest may not amend any Tax Return with respect to any Pre-Distribution Taxable Period to the extent such amendment materially adversely affects the Tax Liability of Spinco, Mariner or any of their Affiliates.

(b)                                 To the extent permitted by applicable law, neither Spinco nor any of its Affiliates shall carry back any Tax Item to a Pre-Distribution Taxable Period.  To the extent any such Tax Item is carried back to a Pre-Distribution Taxable Period, Forest agrees to pay to Spinco the amount of the Tax Benefit Forest or the Forest Group realizes in connection with such Tax Item.

2.7                                 Tax Assistance.  Following the Distribution, Mariner, Spinco, Forest and their respective Affiliates shall provide each other with such assistance as may reasonably be requested by any of them, and agree to execute any document that may be necessary or reasonably helpful, in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to Tax Liability of Mariner, Spinco, Forest or any of their respective Affiliates.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Mariner, Spinco, Forest and their respective Affiliates shall (i) preserve and cause to be preserved (and provide to another such party upon request) all information, returns, books, records and documents, including accompanying schedules and related work papers, relating to any Tax Liabilities (including information regarding ownership and Tax basis of property) of the Spinco Group with respect to a taxable period until the later of (x) five years after the Distribution and (y) 60 days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period and (ii) give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow the other party to take possession of such information, returns, books, records or documents.

2.8                                 Refunds.  If Spinco or any of its Affiliates receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Pre-Distribution Taxable Periods (a “Forest Tax Refund”), Spinco shall pay to Forest an amount that is equal to the Forest Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Forest Tax Refund, less any Taxes payable by Spinco or its Affiliate in connection with the receipt of such Forest Tax Refund.  If Forest or any of its Affiliates receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Spinco for a Post-Distribution Taxable Period (a “Spinco Tax Refund”), Forest shall pay to Spinco an amount that is equal to the Spinco Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Spinco Tax Refund, less any Taxes payable by Forest or its Affiliate in connection with the receipt of such Spinco Tax Refund.

2.9                                 Earnings and Profits Allocation.  Forest will advise Spinco in writing of the decrease in Forest earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.

ARTICLE III

TAX-FREE STATUS OF THE DISTRIBUTION

3.1                                 Representations and Warranties.

(a)                                  Forest.  Forest hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined (A) drafts of the representation letters supporting the Spin-Off Opinion and drafts of the representation letters supporting the Merger Opinions and (B) any other materials delivered by Forest, Spinco and Mariner in connection with the rendering by Weil, Gotshal & Manges LLP of the Spin-Off Opinion and by Counsel of the Merger Opinions (all of the foregoing in (A) and (B), collectively, the “Draft Tax Materials”), (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Forest and Spinco (as updated, the “Final Forest Tax Materials”), (iii) the facts to be presented and the representations to be made in the Final Forest Tax Materials, to the extent descriptive of the Forest Group, the Spinco Business, the formation of Spinco or Spinco while it is a member of the Forest Consolidated Group (including the business purposes for the Distribution and the representations in the Final Forest Tax Materials to the extent that they relate to the Forest Group, the Spinco Business, the formation of Spinco or Spinco while it is a member of the Forest Consolidated Group and the plans, proposals, intentions and policies of Forest), will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects, and (iv) it has delivered to Mariner copies of any Draft Tax Materials that were delivered by Forest and Spinco and will deliver to Mariner a copy of the Spin-Off Opinion and copies of any Final Forest Tax Materials.

(b)                                 Mariner.  Mariner hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has examined the Draft Tax Materials, (ii) it will update through and including the Distribution Date the Draft Tax Materials deliverable by Mariner (as updated, the “Final Mariner Tax Materials”), (iii) the facts to be presented and the representations to be made in the Final Mariner Tax Materials, to the extent descriptive of Spinco immediately after the Merger and Mariner (including the business purposes for the Distribution and the representations to be made in the Final Mariner Tax Materials to the extent that they relate to Spinco immediately after the Merger and to Mariner, and the plans, proposals, intentions and policies of Spinco immediately after the Merger and of Mariner), will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects, and (iv) it has delivered to Forest copies of any Draft Tax Materials that were delivered by Mariner and will deliver to Forest copies of any Final Mariner Tax Materials.

(c)                                  No Contrary Knowledge.  Each of Spinco, Mariner and Forest represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the

Tax treatment of the Contribution, the Distribution or the Merger to be other than that contemplated in the Distribution Agreement and Merger Agreement.

(d)                                 No Contrary Plan.  Forest represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any factual statements or representations it makes in the Final Forest Tax Materials.  Each of Spinco and Mariner represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any factual statements or representations it makes in the Final Mariner Tax Materials.

3.2                                 Restrictions Relating to the Distribution.

(a)                                  General.  The parties intend the Distribution to qualify as a distribution of Spinco stock to Forest stockholders with respect to which gain or loss is not recognized by Forest, Spinco or their respective stockholders pursuant to Section 355 and related provisions of the Code (such non-recognition, the “Tax-Free Status of the Distribution”).

(i)                                     Mariner or Spinco shall not take any action within its control, nor shall Mariner or Spinco permit any of its Affiliates to take any action within their control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, or fail to take any action within its or their control the failure of which, would cause the Distribution to fail so to qualify (any such action or failure to act, a “Disqualifying Action”); provided, however, that the term “Disqualifying Action” as applied to Spinco or any of its Affiliates shall not include (x) any action, or failure to act, that is contemplated by the terms of the Distribution Agreement or the Merger Agreement or (y) any failure to take action to mitigate the effects of a breach by Spinco, occurring prior to the time of the Distribution, of a representation, warranty or covenant contained in the Distribution Agreement, regardless of whether such breach or its effects continue after the time of the Distribution.

(ii)                                  Forest shall not take, or fail to take any action that would result in, a Disqualifying Action; provided, however, that the term “Disqualifying Action” as applied to Forest shall not include any action, or failure to act, that is contemplated by the terms of the Distribution Agreement or the Merger Agreement.

(iii)                               Prior to the first day following the second anniversary of the Distribution and except as otherwise provided in this Agreement, neither Spinco, Mariner, nor Forest shall take any action within its control, and neither Spinco, Mariner, nor Forest shall permit any of its Affiliates to take any action within their control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, or fail to take any action within its or their control the failure of which (in both cases, including an action or failure to act that would be reasonably likely to be inconsistent with any representation made in the Tax Materials), would result in a more than immaterial possibility that the Distribution would be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Spinco stock or Forest stock representing a “50-percent or greater interest” within the meaning of Section 355(e)(4) of the Code (any such action or failure to act, a “Potential Disqualifying Action”), unless, prior to the taking of the Potential Disqualifying Action, (i) Mariner delivers to Forest, or Forest delivers to Mariner (as the case may be), either a ruling from the IRS (a “Ruling”) or an opinion from a nationally recognized law firm both reasonably acceptable to Forest (or to Mariner) (a “Subsequent Opinion”), in either case, to the effect that the Potential Disqualifying Action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution, or (ii) Mariner and Forest mutually agree that such Potentially Disqualifying Action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution.

(b)                                 Continuation of the Forest and Gulf of Mexico Business.  Until the first day after the second anniversary of the Distribution, (i) Forest and Spinco shall, respectively, continue the active conduct of the portion of the Forest Business owned by Forest and the Spinco Business conducted immediately prior to the Distribution and (ii) neither Forest nor Spinco shall voluntarily dissolve or liquidate.

(c)                                  Certain Presumptions.  Solely for the purposes of Section 3.2(a), but without creating any implication that any of the following is true, it shall be presumed that (i) shares of Spinco stock distributed with respect to Forest stock which Forest stock had been sold, exchanged or otherwise disposed of by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) and (ii) shares of Spinco stock distributed with respect to Forest stock which Forest stock was covered by a written option (within the meaning of Treasury Regulation Section 1.355-7(e)) to sell or other written agreement to sell (whether by forward contract or otherwise), in both cases entered into by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) with respect to Forest shares held by Animal or any of his Affiliates that would be treated as a ten-percent shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) and which shares are not described in clause (i) of this Section 3.2(c), in each of clause (i) and (ii) within the two-year period ending on the Distribution Date, are shares the acquisition of which will be treated as if such acquisition were part of a plan or series of related transactions that includes the Distribution.  In no event will the presumption contained in this Section 3.2(c) apply to more than the number of shares of Spinco stock distributed with respect to 7,905,575 shares of Forest stock.

3.3                                 Cooperation and Other Covenants.

(a)                                  Notice of Subsequent Information.  Each of Forest and its Affiliates, on the one hand, and Spinco, Mariner and their respective Affiliates, on the other hand, shall furnish the other with a copy of any document or information that reasonably could be expected to have an impact on the Tax-Free Status of the Distribution.

(b)                                 Post-Closing Cooperation.

(i)                                     Forest and its Affiliates shall cooperate with Mariner, and Mariner and its Affiliates shall cooperate with Forest (as the case may be), and shall take (or refrain from taking) all such actions as Mariner (or Forest) may reasonably request in connection with obtaining any ruling or opinion referred to in Section 3.2.  Such cooperation shall include providing any information, representations and/or covenants reasonably requested by Mariner (or Forest) (or counsel for Mariner or Forest) to enable Mariner (or Forest) to obtain and maintain either a Subsequent Opinion or a Ruling.  From and after any date on which Forest, Spinco, Mariner or any of their respective Affiliates makes any representation or covenant to counsel for purposes of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the first day after the second anniversary (or such later date as may be agreed upon at the time such representation is made) of the date of such Subsequent Opinion or Ruling, the party making such representation or covenant shall take no action that would have caused such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such action would not cause the Tax-Free Status of the Distribution to cease to apply to the Distribution.  Such representations and warranties, once made in writing, shall be considered Tax Materials subject to the provisions of Section 3.1.

(ii)                                  Neither Spinco, Mariner nor any of their respective Affiliates shall file any request for a Ruling with respect to the Tax-Free Status of the Distribution without the prior written consent of Forest, which consent shall not be unreasonably withheld or delayed, if a favorable Ruling would be reasonably likely to have an adverse effect on Forest or any of its Affiliates.

(c)                                  Notice.

(i)                                     Subject to clause (iii) of this Section 3.3(c), until the first day after the second anniversary of the Distribution, Mariner shall give Forest, or Forest shall give Mariner (as the case may be), at least ten (10) days prior written notice of its or any of its Affiliates’ intention to effect any transaction with respect to such Person’s capital structure, whether through issuance, redemption or otherwise; provided, that Forest shall only be required to give Mariner notice of such a contemplated transaction if such transaction would result in more than an immaterial possibility of a Potential Disqualifying Action.  Each such notice shall set forth the necessary terms and conditions of the proposed transaction, including, as applicable, the nature of any related action proposed to be taken, the approximate number of shares proposed to be issued, redeemed or transferred (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), the timetable for such action or transaction, and the number of shares otherwise then owned by the other party to the action or transaction (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), all with sufficient particularity to enable Forest (or Mariner) to review and comment on the effect of such transaction with respect to Section 355(e) of the Code.  All information provided by any of the parties to the other parties pursuant to this Section 3.3 shall be kept confidential by the receiving parties to the same extent as that provided in Section 7.5 of the Distribution Agreement.

(ii)                                  If Mariner or any of its Affiliates, or Forest or any of its Affiliates (as the case may be), receives a Subsequent Opinion or Ruling, Mariner (or Forest) shall notify Forest (or Mariner) (if Forest or Mariner is not otherwise provided with a copy of the Subsequent Opinion or Ruling) promptly, but in any event within two (2) business days, after the receipt of the Subsequent Opinion or Ruling.

(iii)                               Notice shall not be required under (i) of this Section 3.3(c) with respect to the grant and/or exercise of any stock option, stock, stock-based compensation or other employment related arrangements arising in the ordinary course of business that have customary terms and conditions consistent with past practice (“Compensatory Transaction”) if the Compensatory Transaction satisfies the requirements of Treasury Regulation Section 1.355-7(d)(8), or, if in the case of options, if (A) the exercise price is equal to or greater than the fair market value of the stock subject to the option on the date of grant or issuance and (B) such option does not have a readily ascertainable fair market value within the meaning of Treasury Regulation Section 1.83-7.

(d)                                 Each of Forest, Spinco and Mariner covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the treatment of the Contribution and the Distribution as tax free under Sections 368(a)(1)(D) and 355, respectively and related provisions of the Code and (ii) the treatment of the Merger as a reorganization under Section 368(a) and related provisions of the Code.

(e)                                  Each of Forest (for itself and its Affiliates) and Mariner or Spinco (for itself and its Affiliates) agrees (i) not to take any action reasonably expected to result in an increased Tax Liability to the other under this Agreement and (ii) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party.  The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(f)                                    With respect to any Forest Stock Options (as defined in the Employee Matters Agreement) which become options to acquire Mariner stock (“Converted Mariner Options”) in connection with the Distribution and Merger, any deduction for Tax purposes with respect to such Forest Stock Options and Converted Mariner Options shall belong solely to and be claimed on a Tax Return only by Mariner and its Affiliates.  Forest, Spinco and Mariner agree not to take a position on any Tax Return inconsistent with the prior sentence unless mandated by a Final Determination.

(g)                                 With respect to any Forest Stock Options (as defined in the Employee Matters Agreement) which remain options to acquire Forest stock (“Unconverted Forest Options”) in connection with the Distribution and Merger, any deduction for Tax purposes with respect to such Unconverted Forest Options shall belong solely to and be claimed on a Tax Return only by Forest and its Affiliates.  Forest, Spinco and Mariner agree not to take a position on any Tax Return inconsistent with the prior sentence unless mandated by a Final Determination.

ARTICLE IV

MISCELLANEOUS

4.1                                 Termination of Prior Tax Sharing Agreements and of this Agreement.  This Agreement shall take effect on the Distribution Date and shall replace all other agreements, whether or not written, in respect of any Taxes between or among any member of the Forest Group on the one hand and any member of the Spinco Group on the other.  All such replaced agreements shall be canceled as of the Distribution to the extent they relate to the Spinco Group, and any rights or obligations of the Forest Group or the Spinco Group existing thereunder thereby shall be fully and finally settled without any payment by any party thereto.  This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Merger Agreement if such termination occurs prior to the consummation of the Merger.

4.2                                 Merger or Consolidation.  Neither Forest, Mariner nor Spinco (in each case, the “Transaction Party”) shall (i) consolidate with or merge into any Person or permit any Person to consolidate with or merge into the Transaction Party (other than a merger or consolidation in which the Transaction Party is the surviving or continuing corporation) or (ii) sell, assign, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the assets of the Transaction Party, unless the resulting, surviving or transferee Person shall expressly assume, by instrument in form and substance reasonably satisfactory to the other party, all of the obligations of the Transaction Party under this Agreement.  The parties agree that no action required or permitted under the Merger Agreement violates this Section 4.2.

4.3                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

4.4                                 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

4.5                                 Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Forest or any member of the Forest Group, to:

Forest Oil Corporation

1600 Broadway, Suite 2200

Denver, Colorado 80202
Attention:  General Counsel
Facsimile:  (303) 812-1510

with a copy (which shall not constitute effective notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention:  Alan P. Baden
Facsimile:  (917) 849-5337

If to Spinco or any member of the Spinco Group, to:

SML Wellhead Corporation

c/o Mariner Energy, Inc.

2101 CityWest Blvd.

Building 4, Suite 900

Houston, TX 77042
Attention:  General Counsel
Facsimile:  (713) 954-5555

with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002
Attn:  Kelly B. Rose
Facsimile:  (713) 229-7996

If to Mariner, to:

Mariner Energy, Inc.

2101 CityWest Blvd.

Building 4, Suite 900

Houston, TX 77042
Attention:  General Counsel
Facsimile:  (713) 954-5555

with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002
Attn:  Kelly B. Rose
Facsimile:  (713) 229-7996

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 4.5.

4.6                                 Complete Agreement.  This Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of this Agreement shall be applicable.

4.7                                 Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

4.8                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.9                                 Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of Forest, Spinco and Mariner and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.

4.10         Consent to Jurisdiction and Service of Process.  Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

4.11                           Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

4.12                           References; Construction.  References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

4.13                           Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

4.14                           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.15                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

4.16                           Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

FOREST OIL CORPORATION

By:
Name:
Title:

SML WELLHEAD CORPORATION

By:
Name:
Title:

MARINER ENERGY, INC.

By:
Name:
Title: